Exhibit 97.1

ESPEY MFG. & ELECTRONICS CORP.

Incentive Compensation Recovery Policy

Adopted December 1, 2023 (the “Effective Date”)

This Incentive Compensation Recovery Policy (the “Policy”) is adopted by the Board of Directors of Espey Mfg. & Electronics Corp., a New York corporation (the “Company”) in accordance with (i) Rule 10D-1 under Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) Section 811 of the NYSE American (the “Exchange”) LLC Company Guide.

This Policy applies to Incentive-Based Compensation Received by current and former Executive Officers (as defined below), as determined by the Board of Directors in accordance with Section 10D of the Exchange Act and the Exchange’s Listed Company Manual.

This Policy will be administered by the Board of Directors or, if so designated by the Board of Directors, the Compensation Committee (the “Committee”), in which case references to the Board of Directors shall mean the Compensation Committee.

This Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy will apply only to Incentive-Based Compensation Received by a person (i) on or after October 2, 2023 and (ii) after the person became an Executive Officer.

Definitions

For purposes of this Policy, the following defined terms shall have the respective meanings set forth below:

“Commission” means the United States Securities and Exchange Commission.

“Executive Officer” means the Company’s chief executive officer, president, principal financial officer, principal accounting officer, any executive vice president, any other officer who performs a policy-making function, and shall include any person who is identified by the Company as an executive officer pursuant to 17 CFR 240.16a-1(f) in the Issuer’s filings with the Commission.

“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, such as:

(i)	Company stock price.
(ii)	Total shareholder return.
(iii)	Revenues.
(iv)	Net income.
(v)	Earnings before interest, taxes, depreciation, and amortization (EBITDA).
(vi)	Funds from operations.
(vii)	Liquidity measures such as working capital or operating cash flow.
(viii)	Return measures such as return on invested capital or return on assets.
(ix)	Earnings measures such as earnings per share.

A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure and includes, without limitation, annual bonuses, stock options, stock appreciation rights, restricted stock.

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“Received” means the deemed receipt of any incentive-based compensation, by an Executive Officer in the Company’s fiscal period, during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of the period.

Policy

If the Company is required to prepare an accounting restatement of its financial statements filed with the Commission due to the Company’s material non-compliance with any financial reporting requirement under securities laws, the Company will require reimbursement or forfeiture of any excess Incentive-Based Compensation Received by an Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement to the extent that:

(i)          the payment, grant or vesting of such Incentive-Based Compensation was based on the achievement of Financial Reporting Measures that are the subject of the restatement of the Company’s financial statements, and

(ii)         the amount of the compensation Received by the Executive Officer (on a pre-tax basis) is greater than the amount of Incentive-Based Compensation that would have been Received by applying the recalculated financial reporting measure, based on:

(a)	the originally calculated Financial Reporting Measure; and

(b)	any discretion that the Committee applied to reduce the amount originally Received.

If the Incentive-Based Compensation is based on the Company’s stock price or total shareholder return and the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from information in an accounting restatement:

(A) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and

(B) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange, if requested.

If the Board cannot determine the amount of excess Incentive-Based Compensation Received by the Executive Officer directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

The Board will determine, in its sole discretion, the method for recouping the excess Incentive-Based Compensation hereunder which may include, without limitation:

(i)               requiring reimbursement of cash previously paid, which may include a payment plan;

(ii)              offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer;

(iii)             cancelling outstanding vested or unvested equity awards; or

(iv)             taking any other remedial and recovery action permitted by law, as determined by the Board.

For purposes of determining the applicable recovery period, the date that the Company is required to prepare an accounting restatement is the earliest to occur of:

(A) the date the Company’s Board of Directors, Audit Committee, or principal financial officer concludes, or reasonably should have concluded, the Company is required to prepare an accounting restatement; or

(B) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

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In addition, if the Board of Directors determines (a) that an Executive Officer’s gross negligence, fraud, or intentional misconduct, caused or contributed to the need for a restatement or (b) that the Executive Officer’s fraud or intentional misconduct has a negative impact on the Company’s financial condition or results in serious reputational harm to the Company, then in addition to the recovery of erroneously paid Incentive-Based Compensation, the Executive Officer shall, to the extent directed by the Board of Directors, to the extent permitted by law, repay the amount of any gains realized upon the exercise of any equity-based awards during (i) the three year period following the publication of the financial statements that were subsequently restated and (ii) in the case of fraud or misconduct, the period beginning three years before the occurrence of the fraud or misconduct through the date that such fraud or misconduct was discovered.

The Board of Directors shall have full authority to make all determinations under this Policy, including without limitation whether the Policy applies and, if so, the amount of the compensation to be repaid by the Executive Officers, as applicable. The Board of Directors may determine that it is impracticable to pursue the recovery of erroneously awarded compensation in accordance with Rule 10D-1 and the listing standards of the NYSE.

For purposes of this Policy, the following revisions to financial statements are not restatements triggering reimbursement or forfeiture of compensation: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the Company’s structure; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (v) revisions for stock splits, reverse stock splits, stock dividends or other changes in capital structure; and (vi) timing differences from one fiscal year to another.

Notwithstanding anything to the contrary herein, this Policy does not require the Company to seek recoupment of amounts that are granted, vested, or earned based solely upon the occurrence or non-occurrence of non-financial events. Such exempt compensation, not meeting the definition of Incentive-Based Compensation, includes, without limitation, (i) base salary; (ii) time-vesting awards, such as vesting contingent solely upon completion of a specified period of employment; (iii) bonus compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures; and (iv) bonus compensation or equity awards awarded solely on a discretionary basis that is in no way contingent on, or granted on the basis of, the achievement of any Financial Reporting Measure.

The Company shall not indemnify any Executive Officer against the loss of erroneously awarded Incentive-Based Compensation.

All employment agreements, award agreements or other documents setting forth the terms of Incentive-Based Compensation available to Executive Officers following the Effective Date shall include a provision incorporating the requirements of this Policy.

The remedies available to the Company under this Policy are not exclusive and shall be in addition to all other rights and remedies available to the Company at law or in equity.

The Board of Directors of the Company may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with regulations adopted by the Commission and to comply with the listing standards of the of the NYSE.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Commission and the Exchange.

This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive-Based Compensation that is approved, awarded or granted to Executive Officers on or after October 2, 2023, the effective date of the applicable NYSE listing standards adopted in accordance with Rule 10D-1 under the Exchange Act.

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